EXHIBIT 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On November 5, 2018, Altair Engineering Inc. (“Altair” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Altair, Dallas Merger Sub, Inc., a Delaware corporation and a wholly-owned indirect subsidiary of Altair (“Purchaser”) and Datawatch Corporation (“Datawatch”).

In accordance with the terms of the Merger Agreement, Purchaser commenced a tender offer to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Datawatch at a purchase price of $13.10 per Share, net to seller in cash (the “Offer Price”), without interest and less any applicable withholding taxes (the “Offer”). The Offer expired at 12:00 midnight, Boston time, on December 12, 2018 (one minute after 11:59 p.m., Boston time, on December 12, 2018) as scheduled and was not extended. According to the depository for the Offer, as of the expiration of the Offer, 8,954,113 Shares (excluding Shares with respect to which notices of guaranteed delivery were delivered) were validly tendered and not validly withdrawn pursuant to the Offer, representing approximately 70% of the outstanding Shares and a sufficient number of Shares such that the minimum tender condition to the Offer was satisfied. In addition, the depository has advised the Company that notices of guaranteed delivery have been delivered with respect to 2,162,329 additional Shares, representing approximately 17% of the outstanding Shares. All other conditions to the Offer were satisfied or waived. As a result, on December 13, 2018, promptly after the expiration of the Offer, Purchaser irrevocably accepted for payment all Shares that were validly tendered and not validly withdrawn pursuant to the Offer and payment for such Shares has been made to the depository, which will act as agent for tendering stockholders whose Shares have been accepted for payment, in accordance with the terms of the Offer.

Also on December 13, 2018, Altair completed the acquisition of Datawatch through the merger of Purchaser with and into Datawatch, with Datawatch surviving as a wholly owned subsidiary of the Company (the “Merger”). The Merger was governed by Section 251(h) of the Delaware General Corporation Law, with no stockholder vote required to consummate the Merger. At the effective time of the Merger (the “Effective Time”), any Share not purchased pursuant to the Offer (other than Shares (i) owned by Datawatch’s stockholders who have perfected their statutory rights of appraisal under Delaware law, (ii) then owned by Datawatch or owned both at the commencement of the Offer and at the Effective Time by any wholly owned subsidiary of Datawatch and (iii) irrevocably accepted for purchase in the Offer or owned both at the commencement of the Offer and at the Effective Time by Purchaser, the Company or any other wholly owned subsidiary of the Company) was cancelled and converted into the right to receive the Offer Price, without interest and less any applicable withholding taxes.

In connection with the closing of the Offer and the Merger, the Company paid approximately $168 million for the Shares, without giving effect to related transaction fees and expenses paid, approximately $6.7 million for certain restricted stock units that accelerated upon a change in control, and retired approximately $8 million in outstanding Datawatch debt. The Company funded these payments from available cash on hand and a drawdown from its existing credit facility.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, with Altair considered as the accounting acquirer and Datawatch as the accounting acquiree. Accordingly, consideration paid by Altair to complete the Merger has been allocated to identifiable assets acquired and liabilities assumed of Datawatch based on estimated fair values as of the closing date of the Merger. Management made a preliminary allocation of the consideration transferred to the assets acquired and liabilities assumed based on the information available and management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed. The finalization of the purchase accounting assessment may result in changes to the valuation of assets acquired and liabilities assumed, which could be material. Accordingly, the pro forma adjustments related to the allocation of consideration transferred are preliminary and have been presented solely for the purpose of providing unaudited pro forma combined financial statements in this Current Report on Form 8-K/A. Management expects to finalize the accounting for the business combination as soon as practicable within the measurement period in accordance with ASC 805, but in no event later than one year from December 13, 2018.

The following unaudited pro forma condensed combined financial statements are based on Altair’s historical consolidated financial statements and Datawatch’s historical consolidated financial statements as adjusted to give effect to the December 13, 2018 acquisition of Datawatch, including Altair’s draw on the existing credit facility necessary to finance the acquisition. The unaudited pro forma condensed combined balance sheet as of September 30, 2018 gives effect to the acquisition of Datawatch as if it had occurred on September 30, 2018. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2018 and for the year ended December 31, 2017 give effect to the acquisition of Datawatch as if it had occurred on January 1, 2017, the first day of Altair’s fiscal year 2017.

The pro forma condensed combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed combined financial statements have been derived from, and should be read in conjunction with:

•	The audited consolidated financial statements and accompanying notes of Altair as of and for the year ended December 31, 2017, as contained in its Annual Report on Form 10-K filed on March 21, 2018;

•

The unaudited consolidated financial statements and accompanying notes of Altair as of and for the nine months ended September 30, 2018, as contained in its Quarterly Report on Form 10-Q filed on November 8, 2018;

•	The audited consolidated financial statements and accompanying notes of Datawatch as of and for the years ended September 30, 2017 and 2018

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(in thousands)

	Historical
	As of
	September 30, 2018
	ALTAIR ENGINEERING INC.	DATAWATCH CORPORATION	Pro Forma Adjustments (Note 4)		Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$197,413	$13,735	$(153,375	) A, B	$57,773
Accounts receivable, net	69,046	9,802	—		78,848
Inventory, net	1,234	—	—		1,234
Income tax receivable	9,841	—	—		9,841
Prepaid expenses and other current assets	12,149	2,131	—		14,280

Total current assets	289,683	25,668	(153,375)		161,976

Property and equipment, net	29,679	1,047	—		30,726
Goodwill	62,905	21,518	106,527	D	190,950
Other Intangible assets, net	22,329	8,518	37,882	D	68,729
Deferred tax assets	7,837	36	—		7,873
Other long-term assets	15,580	2,092	—		17,672

TOTAL ASSETS	$428,013	$58,879	$(8,966)		$477,926

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$400	$2,044	$(2,044	) A	$400
Accounts Payable	5,592	2,074	—		7,666
Accrued compensation and benefits	28,750	—	536	D	29,286
Obligations for acquisition of businesses	831	—	—		831
Other accrued expenses and current liabilities	20,222	3,044	—		23,266
Deferred revenue	136,991	15,386	(10,693	) D	141,684

Total current liabilities	192,786	22,548	(12,201)		203,133
Long-term debt, net of current portion	670	6,440	23,560	A	30,670
Deferred revenue, non-current	9,722	2,078	(1,444	) D	10,356
Other long-term liabilities	13,036	1,296	7,100	D	21,432

TOTAL LIABILITIES	216,214	32,362	17,015		265,591
Commitments and contingencies
MEZZANINE EQUITY	2,352	—	—		2,352

	2,352	—	—		2,352

STOCKHOLDERS’ EQUITY	209,447	26,517	(25,981	) H	209,983

TOTAL LIABILITIES, MEZZANINE EQUITY, AND STOCKHOLDERS’ EQUITY	$428,013	$58,879	$(8,966)		$477,926

See accompanying notes to the unaudited pro forma condensed combined financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(in thousands, except per share data)

	Historical
	Nine Months Ended
	September 30, 2018	June 30, 2018
	ALTAIR ENGINEERING INC.	DATAWATCH CORPORATION	Pro Forma Adjustments (Note 4)		Pro Forma Combined
Revenues:
Software	$212,258	$29,032	$(4,988	) E	$236,302
Software related services	26,872	1,060	(32	) E	27,900

Total software	239,130	30,092	(5,020)		264,202
Client engineering services	36,652	—			36,652
Other	5,386	—			5,386

Total revenue	281,168	30,092	(5,020)		306,240

Cost of revenues:
Software	32,736	3,532	(29	) F	36,239
Software related services	19,573	—	—		19,573

Total software	52,309	3,532	(29)		55,812
Client engineering services	29,977	—	—		29,977
Other	3,416	—	—		3,416

Total cost of revenues	85,702	3,532	(29)		89,205

Gross profit	195,466	26,560	(4,991)		217,035
Operating expenses:
Research and development	71,748	8,407	(163	) F	79,992
Sales and marketing	58,435	16,020	(324	) F	74,131
General and administrative	51,636	8,791	(821	) C, F	59,606
Amortization of intangible assets	5,665	400	4,438	G	10,503
Other operating income	(7,433)	—	—		(7,433)

Total operating expenses	180,051	33,618	3,130		216,799

Operating income (loss)	15,415	(7,058)	(8,121)		236
Interest expense	92	254	(254	) A	92
Other (income) expense, net	(2,046)	(349)	—		(2,395)

Income (loss) before income taxes	17,369	(6,963)	(7,867)		2,539
Income tax expense	4,629	17	(278	) I	4,368

Net income (loss)	$12,740	$(6,980)	$(7,589)		$(1,829)

Earnings (loss) per share:
Basic earnings per share	$0.19				$(0.03)
Diluted earnings per share	$0.17				$(0.02)
Weighted average shares used in computing earnings per share:
Basic	66,429				66,429
Diluted	74,182				74,182

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For Year Ended December 31, 2017

(in thousands, except per share data)

	Historical
	For Year Ended
	December 31, 2017	September 30, 2017
	ALTAIR ENGINEERING INC.	DATAWATCH CORPORATION	Pro Forma Adjustments (Note 4)		Pro Forma Combined
Revenues:
Software	$244,817	$34,524	$(5,654	) E	273,687
Software related services	35,397	1,739	(36	) E	37,100

Total software	280,214	36,263	(5,690)		310,787
Client engineering services	46,510	—	—		46,510
Other	6,609	—	—		6,609

Total revenue	333,333	36,263	(5,690)		363,906

Cost of revenue:
Software	36,360	4,244	(11	) F	40,593
Software related services	26,888	—	—		26,888

Total software	63,248	4,244	(11)		67,481
Client engineering services	38,131	—	—		38,131
Other	5,212	—	—		5,212

Total cost of revenue	106,591	4,244	(11)		110,824

Gross profit	226,742	32,019	(5,679)		253,082
Operating expenses:
Research and development	93,234	8,888	303	F	102,425
Sales and marketing	79,958	19,024	(211	) F	98,771
General and administrative	87,979	8,777	(433	) F	96,323
Amortization of intangible assets	5,448	100	6,648	G	12,196
Other operating income	(6,620)	—	—		(6,620)

Total operating expenses	259,999	36,789	6,308		303,096

Operating (loss) income	(33,257)	(4,770)	(11,986)		(50,013)
Interest expense	2,160	—	—		2,160
Other (income) expense, net	994	(759)	—		235

Income (loss) income before income taxes	(36,411)	(4,011)	(11,986)		(52,408)
Income tax expense (benefit)	62,996	(18)	(376	) I	62,602

Net (loss) income	$(99,407)	$(3,993)	$(11,610)		$(115,010)

Earnings (loss) per share:
Basic earnings per share	(1.89)				(2.19)
Diluted earnings per share	(1.89)				(2.19)
Weighted average shares used in computing earnings per share:
Basic	52,466				52,466
Diluted	52,466				52,466

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1 — Basis of Presentation

The unaudited pro forma condensed combined balance sheet was derived from the historical unaudited consolidated financial statements of Altair and the historical audited consolidated financial statements of Datawatch, and give effect to the acquisition as if it had occurred on September 30, 2018. The unaudited pro forma condensed combined statements of operations were derived from the historical audited consolidated financial statements and unaudited consolidated financial statements of Altair and Datawatch, and give effect to the acquisition as if it had occurred on January 1, 2017, the first day of Altair’s last fiscal year.

The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined statements of operations to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results following the business combination.

Altair has a different fiscal year end than Datawatch. Datawatch’s fiscal year ends on September 30 of each year and Altair’s fiscal year ends on December 31 of each year. As the fiscal years do not differ by more than 93 days, pursuant to Rule 11-02(c)(3) of Regulation S-X, the historical statement of operations of Datawatch used in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 was prepared by using the audited consolidated statements of operations of Datawatch for the year ended September 30, 2017. The historical statement of operations of Datawatch used in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2018 was prepared by using the unaudited quarterly consolidated statements of operations of Datawatch for the nine months ended June 30, 2018.

The unaudited pro forma condensed combined statements of operations are based on a preliminary allocation of fair value of purchase consideration, provided for illustrative purposes only, and do not purport to represent what the combined company’s results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. In addition, the unaudited pro forma condensed combined statement of operations do not reflect any future planned cost savings initiatives following the completion of the business combination.

Note 2 — Preliminary Purchase Price Allocation

Altair completed the acquisition of Datawatch for consideration of approximately $183.9 million which consisted of consideration paid to former holders of common stock of Datawatch at $13.10 a share, or $168.2 million, approximately $6.7 million to former holders of outstanding Datawatch restricted stock awards where vesting accelerated immediately prior to the merger based on change-in-control provisions in the original award, and $8.5 million to settle Datawatch debt. In addition, Altair incurred a liability of approximately $0.5 million payable to former holders of unvested Datawatch equity awards for which service had been rendered at the acquisition date. Altair financed the acquisition with cash on hand and a drawdown of $30 million on its existing credit facility.

The acquisition of Datawatch has been accounted for as a business combination, under the acquisition method of accounting, which results in acquired assets and assumed liabilities being measured at their estimated fair values as of December 13, 2018, the acquisition date. As of the acquisition date, goodwill is measured as the excess of consideration transferred over the estimated fair values of the net acquisition date fair values of the assets acquired and liabilities assumed.

The preliminary acquisition date fair value of the consideration transferred for Datawatch was approximately $183.9 million which consisted of the following (in thousands):

Fair Value

Cash paid to equity holders	$168,168
Cash paid to settle RSUs and stock options vested at acquisition date	6,723
Liability assumed for cash-settled restricted awards	536
Cash paid for outstanding acquiree debt	8,484

$183,911

The following table summarizes the preliminary estimated fair values of assets acquired and liabilities assumed as of the date of acquisition (in thousands):

Fair Value

Cash	$13,735
Accounts receivable	9,802
Other assets	4,259
Property and equipment	1,047
Intangible assets	46,400
Goodwill	128,045
Accounts payable, accrued expenses, and other liabilities	(5,654)
Deferred revenue	(5,327)
Other long term liabilities	(8,396)

Net assets acquired	$183,911

The excess of preliminary fair value of purchase consideration over the preliminary fair value of net tangible and identifiable intangible assets acquired was recorded as goodwill. The preliminary fair values assigned to tangible and identifiable intangible assets acquired and liabilities assumed are based on management’s estimates and assumptions. The preliminary estimated fair values of assets acquired and liabilities assumed may be subject to change as additional information is obtained. Thus, the provisional measurements of fair value set forth above are subject to change. The Company expects to finalize the valuation as soon as practicable, but not later than one year from the acquisition date.

The following table sets forth the components of intangible assets acquired (in thousands) and their preliminary estimated useful lives as of the date of acquisition:

Intangible Asset	Fair Value	Useful Life
Trade names	$7,400	Indefinite
Developed technology	22,600	6
Customer relationships	16,400	10

Total identifiable intangible assets	$46,400

Developed technology represents the preliminary estimated fair value of Datawatch’s software intellectual property, which consists of software products serving the self-service data preparation, predictive analytics and visual data discovery markets. Customer relationships represent the preliminary estimated fair values of the underlying relationships with Datawatch customers. Developed technology will be amortized on a straight-line basis; Customer Relationships will be amortized using an accelerated amortization method. The goodwill balance is primarily attributed to the assembled workforce and expanded market opportunities when integrating Datawatch technology with the Company’s other offerings. Virtually all of the goodwill generated in the acquisition of Datawatch is not deductible for U.S. income tax purposes.

The consummation of the merger resulted in a change in control which accelerated vesting for certain restricted stock units (“RSUs”) of Datawatch. These RSUs were converted into the right to receive merger consideration in the amount of $6.7 million, which is included in total consideration transferred.

The consummation of the merger also modified certain Datawatch RSUs without change in control provisions. These RSUs were modified such that the holder has the right to receive cash payments upon vesting at $13.10 per share in the amount of $3.9 million, of which $0.5 million was allocated to pre-combination expense and consideration paid as it relates to service rendered by Datawatch employees prior to the acquisition date.

Note 3 — Reclassifications

Altair has made certain reclassifications to the Datawatch historical balance sheet and statements of operations for the purposes of preparing the unaudited pro forma condensed combined balance sheet as of September 30, 2018 and the unaudited pro forma condensed combined statement of operations for the year ended September 30, 2017 and the nine-month period ended June 30, 2018 to conform to Altair’s historical presentation as detailed below.

Reclassifications in the unaudited pro forma condensed combined balance sheet as of September 30, 2018 (in thousands):

		Adjustments				Datawatch Corporation Consolidated Balance Sheet after Adjustments
Datawatch Corporation Consolidated Balance Sheet		(a)	(b)	(c)	(d)
CURRENT ASSETS:
Cash and cash equivalents	$13,735	$—	$—	$—	$—	$13,735
Accounts receivable, net	9,802		—	—	—	9,802
Inventory, net	—	—	—	—	—	—
Income tax receivable	—	—	—	—	—	—
Prepaid expenses and other current assets	2,131		—	—	—	2,131
Unbilled accounts receivable	2,805	(2,805)	—	—	—	—

Total current assets	28,473	(2,805)	—	—	—	25,668
Property and equipment, net	1,047	—	—	—	—	1,047
Goodwill	21,518	—	—	—	—	21,518
Other intangible assets, net	4,775	—	3,743	—	—	8,518
Deferred tax assets	36	—	—	—	—	36
Other long-term assets	2,092	—	—	—	—	2,092
Acquired intellectual property, net	3,743		(3,743)	—	—	—

TOTAL ASSETS	$61,684	$(2,805)	$—	$—	$—	$58,879

CURRENT LIABILITIES:
Current portion of long-term debt	$2,044	$—	$—	$—	$—	$2,044
Accounts payable	2,074	—	—	—	—	2,074
Accrued compensation and benefits	—	—	—	—	—	—
Obligations for acquisition of businesses	—	—	—	—	—	—
Other accrued expenses and current liabilities	—	—	—	3,044	—	3,044
Deferred revenue	18,191	(2,805)	—	—	—	15,386
Accrued expenses	3,044	—	—	(3,044)	—	—

Total current liabilities	25,353	(2,805)	—	—	—	22,548
Long-term debt, net of current portion	6,440	—	—	—	—	6,440
Deferred revenue, non-current	2,078	—	—	—	—	2,078
Stock-based compensation awards	—	—	—	—	—	—
Other long-term liabilities	448	—	—	—	848	1,296
Deferred tax liability	848	—	—	—	(848)	—

TOTAL LIABILITIES	35,167	(2,805)	—	—	—	32,362
Commitments and contingencies

STOCKHOLDERS’ EQUITY:
TOTAL STOCKHOLDERS’ EQUITY	26,517	—	—	—	—	26,517

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$61,684	$(2,805)	$—	$—	$—	$58,879

(a)

Represents the reduction of $2.8 million in Unbilled accounts receivable and Deferred revenue to align Datawatch’s policy for classification of Unbilled accounts receivable and Deferred revenue to Altair’s policy.

(b)	Represents the reclassification of $3.7 million in Acquired intellectual property to Other intangible assets, net.
(c)	Represents the reclassification of $3.0 million in Accrued expenses to Other accrued expenses and current liabilities.
(d)	Represents the reclassification of $0.8 million in Deferred tax liability to Other long-term liabilities.

Reclassifications in the unaudited pro forma condensed combined statement of operations for the nine-month period ended June 30, 2018 (in thousands):

Datawatch Corporation Consolidated Statement of Operations		Adjustments					Datawatch Corporation Consolidated Statement of Operations after Adjustments
		(a)	(b)	(c)	(d)	(e)
Revenues:
Software	$17,607	$11,425	$—	$—	$—	$—	$29,032
Software related services	—	1,060	—	—	—	—	1,060
Maintenance	11,425	(11,425)	—	—	—	—	—
Professional services	1,060	(1,060)	—	—	—	—	—

Total software	30,092	—	—	—	—	—	30,092
Client engineering services	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	—

Total revenue	30,092	—	—	—	—	—	30,092
Cost of revenue
Software	929	—	2,603	—	—	—	3,532
Software related services	—	—		—	—	—	—
Cost of maintenance and services	2,603	—	(2,603)	—	—	—	—

Total software	3,532	—	—	—	—	—	3,532
Client engineering services	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	—

Total cost of revenue	3,532	—	—	—	—	—	3,532
Gross profit	26,560	—	—	—	—	—	26,560
Operating expenses:							—
Research and development	—	—	—	8,407	—	—	8,407
Sales and marketing	16,420	—	—	—	—	(400)	16,020
General and administrative	8,791	—	—	—	—	—	8,791
Amortization of intangible assets	—	—	—	—	—	400	400
Other operating income	—	—	—	—	—	—	—
Engineering and product development	8,407			(8,407)	—	—	—

Total operating expenses	33,618	—	—	—	—	—	33,618
Operating income (loss)	(7,058)	—	—	—	—	—	(7,058)
Interest expense	254	—	—	—	—	—	254
Other (income) expense, net	(55)	—	—	—	(294)	—	(349)
Foreign currency transaction loss	(294)	—	—	—	294	—	—

Income (loss) before income taxes	(6,963)	—	—	—	—	—	(6,963)
Income tax expense	17	—	—	—	—	—	17
Net income (loss)	$(6,980)	$—	$—	$—	$—	$—	$(6,980)

(a)	Represents the reclassification of $11.4 million from Maintenance revenue to Software, and $1.1 million from Professional services to Software related services.
(b)	Represents the reclassification of $2.6 million from Cost of maintenance and services to Cost of revenue, Software.
(c)	Represents the reclassification of $8.4 million from Engineering and product development to Research and development.
(d)	Represents the reclassification of $0.3 million from Foreign currency transaction loss to Other (income) expense, net.
(e)	Represents the reclassification of $0.4 million from Sales and marketing to Amortization of intangible assets.

Reclassifications in the unaudited pro forma condensed combined statement of operations for the year ended September 30, 2017 (in thousands):

Datawatch Corporation Consolidated Statement of Operations		Adjustments					Datawatch Corporation Consolidated Statement of Operations after Adjustments
		(a)	(b)	(c)	(d)	(e)
Revenues:
Software	20,051	14,473	—	—	—	—	34,524
Software related services	—	1,739	—	—	—	—	1,739
Maintenance	14,473	(14,473)	—	—	—	—	—
Professional services	1,739	(1,739)	—	—	—	—	—

Total software	36,263	—	—	—	—	—	36,263
Client engineering services	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	—

Total revenue	36,263	—	—	—	—	—	36,263
Cost of revenue
Software	1,895	—	2,349	—	—	—	4,244
Software related services	—	—		—	—	—	—
Cost of maintenance and services	2,349	—	(2,349)	—	—	—	—

Total software	4,244	—	—	—	—	—	4,244
Client engineering services	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	—

Total cost of revenue	4,244	—	—	—	—	—	4,244
Gross profit	32,019	—	—	—	—	—	32,019
Operating expenses:
Research and development	—	—	—	8,888	—	—	8,888
Sales and marketing	19,124	—	—	—	—	(100)	19,024
General and administrative	8,777	—	—	—	—	—	8,777
Amortization of intangible assets	—	—	—	—	—	100	100
Other operating income	—	—	—	—	—	—	—
Engineering and product development	8,888			(8,888)	—	—	—

Total operating expenses	36,789	—	—	—	—	—	36,789
Operating income (loss)	(4,770)	—	—	—	—	—	(4,770)
Interest expense	—	—	—	—	—	—	—
Other (income) expense, net	(808)	—	—	—	49	—	(759)
Foreign currency transaction loss	49	—	—	—	(49)	—	—
Income (loss) before income taxes	(4,011)	—	—	—	—	—	(4,011)

Income tax expense	(18)	—	—	—	—	—	(18)
Net income (loss)	$(3,993)	$—	$—	$—	$—	$—	$(3,993)

(f)	Represents the reclassification of $14.5 million from Maintenance revenue to Software, and $1.7 million from Professional services to Software related services.
(g)	Represents the reclassification of $2.3 million from Cost of maintenance and services to Cost of Revenue, Software
(h)	Represents the reclassification of $8.9 million from Engineering and product development to Research and development.
(i)	Represents the reclassification of $0.05 million from Foreign currency transaction loss to Other (income) expense, net.
(j)	Represents the reclassification of $0.1 million from Sales and marketing to Amortization of intangible assets.

Note 4 — Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet and Statements of Operations

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined balance sheet and condensed combined statements of operations (in thousands):

(A)	Represents adjustments to Cash, Current liabilities, Long-term liabilities and Interest expense.

	Current	Non Current	Total
Cash received from drawdown on revolving line of credit	$—	$30,000	$30,000
Cash paid to retire Datawatch long term debt (including current portion of $2,044)	(2,044)	(6,440)	(8,484)

	$(2,044)	$23,560	$21,516

Datawatch’s debt covenants on its outstanding term loan did not permit assignment of the term loan debt to an acquirer, and thus Altair repaid Datawatch’s term loan in connection with closing the merger transaction. The $0.3 million adjustment in the nine months ended September 30, 2018 is to eliminate the interest expense Datawatch paid; Datawatch entered into the debt agreement in January 2018, and thus there was no debt outstanding and no interest expense in Datawatch’s 2017 fiscal year. This adjustment also reflects the repayment of Datawatch debt and the resulting reduction to current portion long term debt of $2.0 million and to long term debt of $6.4 million, and to cash and cash equivalents of $8.4 million. This pro forma adjustment is as of September 30, 2018 and reflects the elimination of Datawatch debt outstanding at that date.

Also in connection with the merger transaction Altair drew down $30 million on its existing line of credit in order to finance the acquisition. The Company believes it will pay down the credit line from operating cash flows within the next 12 months, and thus no accrual of interest expense is included as the Company does not believe there will be a continuing impact.

(B)	Represents cash paid to equity and share-based award holders:

Cash paid for outstanding shares	$(168,168)
Cash paid for accelerated restricted stock units	(6,710)
Cash paid to option holders	(14)

$(174,892)

•

Cash paid to equity holders includes cash paid to shareholders for outstanding shares, cash paid to settle restricted stock units that accelerated upon a change in control, and cash paid to option holders for the portion of the $13.10 per share price in excess of the option strike price.

•

In addition to cash paid for accelerated share based awards, Altair will recognize approximately $3.4 million in future compensation expense for restricted stock units converted into the right to receive $13.10 upon attainment of vesting conditions in the original Datawatch award.

(C) Represents the adjustment for transaction costs. Through September 30, 2018 approximately $0.1 million had been incurred by Altair and had been recognized as an operating expense in Altair’s operating results for the nine-month period then ended.

(D) Represents the recognition of purchase price adjustments, as follows:

Recognition of goodwill in connection with the acquisition of Datawatch	$128,045
Elimination of historical Datawatch goodwill	(21,518)

Net increase in goodwill	$106,527

•

Goodwill represents the excess of purchase consideration over net identifiable assets. Historical goodwill is eliminated in the acquisition method. This adjustment represents the recognition of $128.0 million in goodwill in connection with the acquisition of Datawatch, and the elimination of Datawatch’s $21.5 million of historical goodwill.

Recognition of identifiable intangibles in connection with the acquisition of Datawatch	$46,400
Elimination of historical Datawatch intangible assets	(8,518)

Net increase in Other intangible assets, net	$37,882

•

This adjustment represents the recognition of $46.4 million in identifiable intangible assets (trade names, developed technology, and customer relationships) in connection with the acquisition of Datawatch, and the elimination of Datawatch’s $8.5 million in historical identifiable intangible assets.

	Current	Non Current
Datawatch pre acquisition deferred revenue	$15,386	$2,078
Fair value of deferred revenue subsequent to the acquisition	4,693	634

Adjustment to deferred revenue	$(10,693)	$(1,444)

•

This adjustment represents the adjustment to Datawatch historical current and non-current deferred revenue to the fair value at the acquisition date, consisting of the remaining obligation to deliver services plus a reasonable margin. This results in a $4.7 million and $0.6 million balance, respectively of current and non-current deferred revenue.

•

The adjustment of $0.5 million in accrued compensation and benefits represents the recognition of a liability for partially vested RSU awards that were modified upon the merger. This represents the amount payable to employees due to their pre-combination service. The ultimate payment of this amount is contingent upon the employees fulfilling their service conditions; the Company anticipates that award holders will deliver required service.

•

The Company recognized an increase in other long-term liabilities in the amount of $7.1 million for tax, penalties and interest accrued to date related to a foreign tax controversy for Datawatch. This tax controversy is a long-standing tax matter related to a unique combination of complex tax laws and regulations coupled with unusual facts and circumstances for which there appears to be little or no precedents in prior case law in this jurisdiction. Ultimate resolution of this matter, which could be several years from September 30, 2018 inclusive of applicable appellate procedures, will be based upon significant judgement and interpretation by the parties involved, especially as this matter progresses through the court process. Recognition of the liability is deemed appropriate for purchase accounting purposes given the novel circumstances, lack of precedents, and substantial judgement involved in assessing this potential obligation.

(E)	Represents the decrease in the amount of deferred revenue recognized as a result of the Datawatch acquisition:

	Nine month period ended September 30, 2018	Year ended December 31, 2017
Software	$(4,988)	$(5,654)
Software related services	(32)	(36)

	$(5,020)	$(5,690)

•

After the acquisition the reduction of deferred revenue will reduce revenue related to the assumed software and software related service as the services are over the term of the agreements. The pro forma adjustments to reduce revenue by $5.0 million for the nine months ended September 30, 2018 and $5.7 million for the year ended December 31, 2017 reflect the difference between prepayments related to software and software related services and the fair value of the assumed deliverables as they are satisfied, assuming the transaction was consummated on January 1, 2017.

(F)	Represents the increase in stock-based compensation expense as a result of the Datawatch acquisition:

	Historical Expense		Pro Forma Combined		Pro Forma Adjustment
	Nine month period ended June 30, 2018	Year ended September 30, 2017	Nine month period ended September 30, 2018	Year ended December 31, 2017	Nine month period ended September 30, 2018	Year ended December 31, 2017
Software and Software related services	$(43)	$(37)	$14	$26	$(29)	$(11)
Research and development	(634)	(579)	471	882	(163)	303
Sales and marketing	(445)	(438)	121	227	(324)	(211)
General and administrative	(1,104)	(1,119)	366	686	(738)	(433)

	$(2,226)	$(2,173)	$972	$1,821	$(1,254)	$(352)

•

The merger agreement modified outstanding unvested restricted stock units and provided for a cash payout of $13.10 per share. This modification will result in the recognition of post combination expense based on a respective employee meeting the service conditions in the original award. The pro forma adjustment decreases compensation expense by $1.3 million in the nine month period ended September 30, 2018 and $0.6 million for the year ended December 31, 2017. The reduction is principally attributed to the 512,184 RSUs which vested immediately prior to the merger transaction due to change-in-control provisions in the original awards and were cash settled. Thus, there is no post-combination expense related to these awards.

(G) Represents the increase in amortization expense as a result of the Datawatch acquisition:

	Nine Month Period ended September 30, 2018	Year ended December 31, 2017
Developed technology	$2,825	$3,767
Customer relationships	2,013	2,982
Historical amortization expense	(400)	(100)
	$4,438	$6,648

•

This adjustment reflects the increase in the amortization expense as a result of the amortization of acquired identifiable intangible assets. Trade names are indefinite lived intangibles, Developed Technology has a life of 6 years and is being amortized on a straight line basis, and customer relationships have a 10 year life and are being amortized using an accelerated amortization method. The historical amortization expense previously recognized in the Datawatch financial statements reduces the amortization of the acquired intangible assets.

H) Represents the elimination of the historical stockholders’ equity of Datawatch of $26.0 million. The difference between the $26.0 million and the historical Datawatch equity of $26.5 million pertains to the $0.5 million in pre-acquisition expense for modified RSUs that will be cash settled. This an precombination expense of Datawatch, but was not reflected in the historical September 30, 2018 financial statements.

I) Represents the tax impact of the pro forma adjustments based on statutory tax rates. The income tax expense/benefit is based on applicable statutory tax rates for the jurisdictions associated with the respective pro forma adjustments. Because the tax rates used for these pro forma financial statements are an estimate, the statutory rate will likely vary from the actual effective tax rate in subsequent periods.